Exhibit 99.2
Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$544,555	$502,271	$1,032,547	$957,989
Management fee revenue - administrative services	14,476	14,667	28,789	29,514
Administrative services reimbursement revenue	160,675	157,190	324,002	310,723
Service agreement revenue	6,437	5,902	12,915	11,981
Total operating revenue	726,143	680,030	1,398,253	1,310,207

Operating expenses
Cost of operations - policy issuance and renewal services	461,468	437,775	885,939	838,324
Cost of operations - administrative services	160,675	157,190	324,002	310,723
Total operating expenses	622,143	594,965	1,209,941	1,149,047
Operating income	104,000	85,065	188,312	161,160

Investment income
Net investment income	8,268	13,650	18,772	30,747
Net realized and unrealized investment (losses) gains	(10,324)	2,769	(17,603)	3,573
Net impairment (losses) recoveries recognized in earnings	(38)	(1)	(254)	86
Total investment (loss) income	(2,094)	16,418	915	34,406

Interest expense	895	1,039	1,894	2,048
Other income (expense)	337	(548)	810	(1,067)
Income before income taxes	101,348	99,896	188,143	192,451
Income tax expense	21,201	20,867	39,377	39,856
Net income	$80,147	$79,029	$148,766	$152,595

Net income per share
Class A common stock – basic	$1.72	$1.70	$3.19	$3.28
Class A common stock – diluted	$1.53	$1.51	$2.84	$2.92
Class B common stock – basic and diluted	$258	$255	$479	$491

Weighted average shares outstanding – Basic
Class A common stock	46,188,845	46,188,289	46,188,803	46,188,573
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,296,139	52,302,370	52,298,321	52,309,163
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$1.11	$1.035	$2.22	$2.070
Class B common stock	$166.50	$155.25	$333.00	$310.50

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$90,324	$183,702
Available-for-sale securities	57,150	38,396
Receivables from Erie Insurance Exchange and affiliates, net	538,283	479,123
Prepaid expenses and other current assets	50,508	56,206
Accrued investment income	6,839	6,303
Total current assets	743,104	763,730

Available-for-sale securities, net	832,577	907,689
Equity securities	71,448	87,743
Fixed assets, net	402,475	374,802
Agent loans, net	61,865	58,683
Deferred income taxes, net	20,491	145
Other assets	48,262	49,265
Total assets	$2,180,222	$2,242,057

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$305,984	$270,746
Agent bonuses	55,146	120,437
Accounts payable and accrued liabilities	141,861	138,317
Dividends payable	51,693	51,693
Contract liability	35,836	34,935
Deferred executive compensation	6,045	12,637
Short-term borrowings	40,000	—
Current portion of long-term borrowings	—	2,098
Total current liabilities	636,565	630,863

Defined benefit pension plans	148,078	130,383
Long-term borrowings	—	91,734
Contract liability	17,740	17,686
Deferred executive compensation	11,199	14,571
Other long-term liabilities	27,234	14,342
Total liabilities	840,816	899,579

Shareholders’ equity	1,339,406	1,342,478
Total liabilities and shareholders’ equity	$2,180,222	$2,242,057
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